UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  10/20/2008

Interline Brands, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-32380

Delaware	03-0542659
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

801 West Bay Street
Jacksonville, Florida 32204

(Address of principal executive offices, including zip code)

(904) 421-1400
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On October 20, 2008, Kenneth D. Sweder was named Executive Vice President and Chief Operating Officer of Interline Brands, Inc., a Delaware corporation (the "Company").

Mr. Sweder will manage the Company's merchandising, inventory and distribution activities, and will direct the sales and marketing efforts of certain key brands.

In connection with his promotion, the Company and Mr. Sweder entered into a First Amendment to Employment Agreement, First Amendment to Change in Control Severance Agreement, and Restricted Share Unit Agreement. Mr. Sweder will receive an initial base salary of $350,000 and is eligible for a target bonus of 75% of his base salary. Mr. Sweder was also awarded 40,551 restricted share units, which will vest only upon achieving certain performance-based targets over a period of time or upon a change in control of the Company. The severance payment for termination by the Company without cause was also increased from 12 to 18 months' base salary. Mr. Sweder also agreed to an extension of his non-competition restriction from 1 to 2 years, and an extension of his employee non-solicitation restriction from 2 to 3 years.

Michael J. Grebe, Chairman and Chief Executive Officer, was also appointed as President of the Company so as to comply with the Company's Amended and Restated By-laws.

Item 8.01.    Other Events

On October 20, 2008, the Company issued a press release announcing that Mr. Sweder was named as Executive Vice President and Chief Operating Officer of the Company. A copy of the press release is attached hereto as Exhibit 99.1, and is incorporated herein in its entirety by reference.

Item 9.01.    Financial Statements and Exhibits

99.1 Press release issued October 20, 2008.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Interline Brands, Inc.

Date: October 20, 2008	By:	/s/ Thomas J. Tossavainen
Thomas J. Tossavainen
Chief Financial Officer

Exhibit Index

Exhibit No.	Description
EX-99.1	99.1 Press release issued October 20,2008.